Exhibit 99.1

April 10, 2009
Bulletin No. 1321

Announcement Regarding First Quarter Dividend
And Excess Capital Stock Repurchase in April

Dear Chief Executive Officer:

The Bank continues to face a number of uncertainties in the current economic, accounting, and regulatory environment. Market conditions continue to be volatile, particularly in the mortgage-backed securities (MBS) market, which could result in additional other-than-temporary impairment (OTTI) charges on certain non-agency MBS. The Financial Accounting Standards Board (FASB) recently issued new staff positions relating to fair value measurements and OTTI, and we are currently evaluating them to determine what effect they may have on the Bank.

In light of these and other uncertainties in our operating environment, we believe it is essential to continue to rebuild retained earnings and preserve the Bank's capital. For these reasons, the Bank will not pay a dividend for the first quarter of 2009 and will not repurchase excess capital stock on April 30, 2009, the next regularly scheduled repurchase date.

In taking these actions, the Bank's primary concern is the potential impact of any OTTI charges the Bank may be required to take on certain non-agency MBS. We have not completed our assessment of OTTI in our MBS portfolio as of March 31, 2009. However, ongoing stresses in the credit markets, substantial declines in real estate values, and weakness in the U.S. economy are continuing to affect the loan collateral underlying the Bank's non-agency MBS. As a result, it is likely that the Bank will incur credit losses on some of these securities at some future time and will record impairment charges.

Throughout these challenging times, the Bank has continued to provide liquidity to its members and to maintain its core economic performance and long-term financial strength. We will continue to monitor developments in the housing, mortgage, and financial markets as the basis for determining the status of Bank dividends and capital stock repurchases in future quarters.

We recognize the impact these actions have on you, but we believe they are in the best interests of the Bank and its members. Our primary focus continues to be on providing you with the liquidity you need in these difficult times. We can best achieve this goal by maintaining the Bank's safety and soundness and protecting our members' collective investment in the Bank.

We appreciate your understanding of these actions, and we invite you to contact your Relationship Manager or any member of the Bank's senior management team if you have any questions.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "could," "may," "will," "potential," "likely," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.